Exhibit 99.1

BEHRINGER HARVARD SHORT-TERM OPPORTUNITY FUND I LP

Landmark I & II
Dallas, TX

CORPORATE HEADQUARTERS

15601 Dallas Parkway

Suite 600

Addison, Texas 75001

866.655.3600

behringerharvard.com

INVESTOR INFORMATION

For additional information about Behringer Harvard and its real estate programs, please contact us at 866.655.3650.

Commentary & Highlights

Market Update

•                  The Dallas/Fort Worth metro market ended the second quarter of 2008 with a reduction in its office-market vacancy. CoStar reported metro vacancy dropped to 16.8 percent from 17 percent in the previous quarter and absorbed more than 855,000 square feet of office space. CoStar also reported that rental rates rose to $21.01 from $20.66 in the first quarter of 2008, representing an increase of $0.35 or 1.7 percent per square foot. Of our 11 investments, 10 are located in the Dallas area.

•                  Job growth in the Dallas/Fort Worth-Arlington metro area was reported as the highest in the nation by the U.S. Bureau of Labor Statistics for July 2008. The Bureau announced nonfarm employment rose 2.3 percent in the metro area compared to a 1 percent decline nationwide from July 2007 through July 2008. This increase resulted in the creation of 68,000 jobs during the 12-month reporting period.

Financial Statements

•                  Rental revenues increased in the second quarter of 2008 to $3.5 million, as compared to $3.4 million in the second quarter of 2007. As a result of the anticipated departure of tenants from Landmark I & II, rental revenues for this asset are anticipated to decrease in the near future.

•                  Hotel revenue remained stable quarter over quarter, reporting $4.1 million during the second quarter of 2008 and 2007.

•                  The Fund generated $1.5 million of net operating income (NOI) in the second quarter as compared to $1.6 million the same quarter one year ago.

Special Meeting of Limited Partners

•                  The Limited Partners met at a special meeting on August 30, 2008, and approved an Amended and Restated Agreement of Limited Partnership, which included the following amendments:

1.     Expanded ability to borrow funds from the General Partners and their Affiliates

2.     Expanded ability of the General Partners and their Affiliates to joint venture with the Partnership

3.     Provided ability for the General Partners and their Affiliates to purchase interests in existing joint ventures

4.     Expanded ability of the General Partners and their Affiliates to lease or purchase properties from the Partnership

5.     Conformed access to books and records to Texas law

6.     Removed suitability requirements for transfers

•                  As a result of the approved amendments, the Limited Partners were able to complete the sale of 4245 North Central Expressway to Behringer Harvard Holdings, LLC, the Partnership sponsor, on September 30, 2008. This asset is located in Dallas, Texas, and was sold for approximately $12 million, which was an approximately 1 percent cash-on-cash return on the investment.

•                  The sale of 4245 North Central Expressway is an example of the type of transactions that the General Partners are now able to undertake in support of the Partnership, as a result of the amended agreement.

Some numbers have been rounded for presentation purposes.

Hotel Palomar

Dallas, TX

Hotel Palomar continues its strong performance. Since the October 2006 opening, the hotel has performed very well within its operational key metrics including average daily rates, net operating income, and occupancy. It has received awards and accolades from AAA Four Diamond, Condé Nast Hot List 2007 and was named the Best Boutique Hotel by Citysearch.

Hotel Palomar’s development also includes 12 residential loft units, 10 of which have been sold. Subsequent to quarter’s end an additional loft was sold.

Since our velocity for individual condominium sales has been disappointing, we have initiated marketing for The Residences condominium tower and the adjacent 1.5 acres of land as a package. The land is currently zoned for 220 multifamily units. We applied to the city for authority to include potential office use for the planned development. We are exploring numerous alternatives including a possible sale of the condominium tower to a single investor or a sale in combination with the adjacent land, zoned for both office and residential.

1221 Coit Dallas, TX

1221 Coit is an attractive asset for call and data centers, offering a number of well-designed amenities. This well-located
125,000-square-foot property offers dual-feed electric, back-up generators, supplemental HVAC, a large employee break room, a raised floor area, a parking ratio of eight spaces for every 1,000 square feet, and an in-place furniture system for approximately 1,000 employees. In addition, we have recently added exterior capital improvements, which include landscaping and signage upgrades on Coit Road, landscaping of the parking area, an upgraded driveway, and repainting of the exterior entry area.

As anticipated, TelVista paid an early termination fee, ending its lease March 31, 2008, which left the building vacant. Leasing activity over the past 90 days has increased significantly. We submitted lease proposals to four prospects. These proposals are in various stages of negotiations. Our prospects are seeking 30,000 to 125,000 square feet. Additionally, we continue negotiations with one potential purchaser. We will continue to work with this potential purchaser and others as we move forward in our leasing activities associated with this asset.

Plaza Bank Center Dallas, TX

Plaza Bank Center is currently 71 percent leased, as we continue to work through leasing challenges. Our anchor tenant, Compass Bank, renewed its lease in November 2007 for an additional 10 years—a triple net lease at $20 per square foot. This tenant occupies 16,000 square feet of retail space and operates a drive-thru teller service. Additionally, one of our existing tenants has indicated a desire to expand its lease. This lease discussion represents the third expansion for this tenant located on the second level.

During the second quarter, we completed site work on a soil environmental issue created by a prior dry cleaning tenant. We have resumed marketing this space for 3,000 square feet, or approximately 3 percent of the asset.

Bretton Woods Dallas, TX

Bretton Woods’ call back requests and telephone inquiries have increased as progress associated with framing and roofing has significantly expanded the projects’ profile and visibility. During the fourth quarter, we intend to host a realtor open house event offering tours of the two completed homes and showcase the appealing streetscapes and landscapes.

The five speculative homes are under construction with Stephenson Custom Homes. Two of the five homes are near completion, and the remaining three are approximately 40 percent complete. These five homes and the undeveloped lots are listed with Multiple Listing Service. The sale of one lot to Stephenson Custom Homes is completed, and construction on a model home has been initiated.

We express cautious optimism associated with this development based on its well-positioned location, although we remain cognizant of the overall housing market and associated difficult conditions.

Landmark I & II

Dallas, TX

Landmark I & II was 89 percent occupied as of June 30, 2008, with 53 percent of the tenants extending their occupancy with holdover leases. Two holdover tenants vacated in July and August as planned; we are actively seeking additional tenants.

Recent leasing activity has been steady with a number of 15,000- to 60,000-square-foot-tenants considering space in this building. Once long-term tenants have been secured, we will market this asset for sale.

250/290 John Carpenter

Irving, TX

We are actively pursuing major tenants in the Las Colinas market and currently have 700,000 square feet of active proposals and prospective tenants. In February 2007, a lease was executed with Avelo Mortgage, a subsidiary of Goldman Sachs, for 98,000 square feet. Goldman Sachs retains options to expand and extend its current 11-year lease. Our effort to lease the remaining available space will continue and, when successful, sales marketing will be initiated.

Property & Portfolio Research reports that office demand in Las Colinas may accelerate as the Dallas Area Rapid Transit (DART) light rail station opens. An anticipated completion date of 2011 has been announced. Developers’ recent purchases of sites in proximity to this project reflect the potential for attracting office, retail, and residential tenants.

Net Operating Income (NOI)

(in thousands)	3 mos. ended Jun. 30, 2008	3 mos. ended Jun. 30, 2007	6 mos. ended Jun. 30, 2008	6 mos. ended Jun. 30, 2007

Total revenues	$8,150	$12,396	$16,800	$22,935

Operating expenses
Property operating expenses	4,655	4,708	9,956	8,874
Real estate taxes, net	1,216	1,051	2,205	1,983
Property and asset management fees	504	390	980	738
Advertising costs	86	364	216	1,777
Cost of condominium sales	404	4,541	424	7,891
Less: Asset management fees	(242)	(241)	(483)	(448)
Total operating expenses	6,623	10,813	13,298	20,815

Net operating income	$1,527	$1,583	$3,502	$2,120

Reconciliation to Net Loss

Net operating income	$1,527	$1,583	$3,502	$2,120

Less: Depreciation and amortization	(1,742)	(2,128)	(5,449)	(4,273)
General and administrative expenses	(262)	(273)	(543)	(401)
Interest expense, net	(2,059)	(2,818)	(4,352)	(4,907)
Asset management fees	(242)	(241)	(483)	(448)
Inventory valuation adjustment	(258)	—	(1,385)	—
Provision for income taxes	(69)	(26)	(132)	(26)
Add: Interest income	13	94	47	285
Minority interest	630	712	1,530	1,517
Loss from discontinued operations	—	(2)	—	(2)
Loss on sale of assets	(2)	—	(2)	—
Net loss	$(2,464)	$(3,099)	$(7,267)	$(6,135)

Cassidy Ridge Residences Telluride, CO

The unique Telluride market continues to hold its own when compared to other ski resort areas in the U.S. We remain optimistic regarding Cassidy Ridge Residences in spite of the difficulties facing the broader residential real estate market. This development’s exceptional setting provides an advantage in a market that includes extraordinarily high barriers to entry.

We recently concluded the city “permit and approval” process necessary to complete this development. Nearly two and a half months of good weather are expected during this phase of construction. Building Number Two’s foundation is complete, and the construction crane has been raised (shown above) to begin framing. Excavation progress continues for the remaining three buildings. In addition, we have completed the utility site work and retaining walls. Additionally, we recently finalized the construction financing that is required to complete this project.

The accompanying unaudited, consolidated financial statements do not include all of the information and note disclosures required by accounting principles generally accepted in the United States of America (GAAP). The financial statements include all adjustments (of a normal recurring nature) necessary to present fairly our consolidated financial position as of June 30, 2008 and December 31, 2007, our unaudited, consolidated results of operations for the three and six month periods ended June 30, 2008 and June 30, 2007, and cash flows for the periods ended June 30, 2008 and June 30, 2007. A copy of the Company’s Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at www.sec.gov, or by visiting behringerharvard.com, or by written request to the Company at its corporate headquarters.

Consolidated Balance Sheets

(in thousands, except unit amounts)	Jun. 30, 2008	Dec. 31, 2007

Assets

Real estate
Land	$37,080	$38,676
Buildings, net	100,335	102,324
Real estate under development	2,998	78
Total real estate	140,413	141,078

Condominium inventory, net	58,205	57,903
Cash and cash equivalents	4,621	4,907
Restricted cash	4,153	3,476
Accounts receivable, net	4,461	2,878
Receivable from related party	38	967
Prepaid expenses and other assets	1,130	1,065
Furniture, fixtures, and equipment, net	4,208	4,823
Deferred financing fees, net	1,114	1,162
Lease intangibles, net	4,764	7,022
Total assets	$223,107	$225,281

Liabilities and partners’ capital

Liabilities
Notes payable	$151,184	$145,637
Note payable to related party	3,500	—
Accounts payable	1,923	1,295
Payables to related parties	297	105
Acquired below-market leases, net	93	119
Distributions payable	252	260
Accrued liabilities	6,684	8,251
Capital lease obligations	207	234
Total liabilities	164,140	155,901

Commitments and contingencies

Minority interest	931	2,409

Partners’ capital
Limited partners - 11,000,000 units authorized, 10,803,839 units issued and outstanding at June 30, 2008 and December 31, 2007	58,757	67,550
General partners	—	—
Accumulated other comprehensive loss	(721)	(579)
Total partners’ capital	58,036	66,971
Total liabilities and partners’ capital	$223,107	$225,281

Consolidated Statements of Cash Flows

(in thousands)	6 mos. ended Jun. 30, 2008	6 mos. ended Jun. 30, 2007

Cash flows from operating activities
Net loss	$(7,267)	$(6,135)
Adjustments to reconcile net loss to net cash used in operating activities
Minority interest	(1,473)	(1,517)
Loss on sale of assets	2	—
Depreciation and amortization	5,959	5,289
Inventory valuation adjustment	1,385	—
Change in condominium inventory	(1,556)	6,898
Change in accounts receivable	(1,583)	(538)
Change in prepaid expenses and other assets	(66)	(398)
Change in accounts payable	628	(3,977)
Change in accrued liabilities	(1,386)	301
Change in payables or receivables to related parties	1,121	(62)
Addition of lease intangibles	(426)	(1,758)
Cash used in operating activities	(4,662)	(1,897)

Cash flows from investing activities
Capital expenditures for real estate	(2,346)	(10,707)
Change in note receivable	—	(13)
Proceeds from sale of assets	236	—
Change in restricted cash	(677)	(174)
Cash used in investing activities	(2,787)	(10,894)

Cash flows from financing activities
Proceeds from notes payable	13,441	8,378
Proceeds from note payable to related party	3,500	—
Payments on notes payable	(7,854)	(8,086)
Payments on capital lease obligations	(27)	(24)
Financing costs	(357)	—
Distributions	(1,534)	(1,526)
Distributions to minority interest holders	(6)	(22)
Cash flows provided by (used in) financing activities	7,163	(1,280)

Net change in cash and cash equivalents	(286)	(14,071)
Cash and cash equivalents at beginning of period	4,907	20,837
Cash and cash equivalents at end of period	$4,621	$6,766

Supplemental disclosure
Interest paid, net of amounts capitalized	$4,186	$4,112
Income tax paid	$201	$—

Non-cash investing activities
Capital expenditures for real estate in accounts payable	$—	$493
Amortization of deferred financing fees in properties under development	$11	$—
Capital expenditures for real estate in accrued liabilities	$412	$1,703

The accompanying unaudited, consolidated financial statements do not include all of the information and note disclosures required by accounting principles generally accepted in the United States of America (GAAP). The financial statements include all adjustments (of a normal recurring nature) necessary to present fairly our consolidated financial position as of June 30, 2008 and December 31, 2007 and our unaudited, consolidated results of operations and cash flows for the periods ended June 30, 2008 and June 30, 2007. A copy of the Partnership’s Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at www.sec.gov, by visiting behringerharvard.com, or by written request to the Partnership at its corporate headquarters.

Consolidated Statements of Operations

(in thousands, except per unit amounts)	3 mos. ended Jun. 30, 2008	3 mos. ended Jun. 30, 2007	6 mos. ended Jun. 30, 2008	6 mos. ended Jun. 30, 2007

Revenues
Rental revenue	$3,506	$3,415	$8,235	$6,627
Hotel revenue	4,134	4,119	8,055	8,076
Condominium sales	510	4,862	510	8,232
Total revenues	8,150	12,396	16,800	22,935

Expenses
Property operating expenses	4,655	4,708	9,956	8,874
Inventory valuation adjustment	258	—	1,385	—
Interest expense, net	2,059	2,818	4,352	4,907
Real estate taxes, net	1,216	1,051	2,205	1,983
Property and asset management fees	504	390	980	738
General and administrative	262	273	543	401
Advertising costs	86	364	216	1,777
Depreciation and amortization	1,742	2,128	5,449	4,273
Cost of condominium sales	404	4,541	424	7,891
Total expenses	11,186	16,273	25,510	30,844

Interest income	13	94	47	285
Loss on sale of assets	(2)	—	(2)	—
Loss before income taxes and minority interest	(3,025)	(3,783)	(8,665)	(7,624)

Provision for income taxes	(69)	(26)	(132)	(26)
Minority interest	629	712	1,530	1,517
Loss from continuing operations	(2,465)	(3,097)	(7,267)	(6,133)

Loss from discontinued operations	—	(2)	—	(2)

Net loss	$(2,465)	$(3,099)	$(7,267)	$(6,135)

Allocation of net loss
Net loss allocated to general partners	$—	$—	$—	$—

Net loss allocated to limited partners	$(2,465)	$(3,099)	$(7,267)	$(6,135)

Basic and diluted weighted average limited partnership units outstanding	10,804	10,804	10,804	10,804

Net loss per limited partnership unit - basic and diluted

Loss from continued operations	$(0.23)	$(0.29)	$(0.67)	$(0.57)
Loss from discontinued operations	—	—	—	—

Basic and diluted net loss per limited partnership unit	$(0.23)	$(0.29)	$(0.67)	$(0.57)

This quarterly report summary contains forward-looking statements, including discussion and analysis of the financial condition of Behringer Harvard Short-Term Opportunity Fund I LP (which may be referred to as the “Fund,” the “Partnership,” “we,” “us,” or “our”) and our subsidiaries, our anticipated improvements to, and disposition of, properties, amounts of anticipated cash distributions to our investors in the future, anticipated sales of condominium units, and other matters. These forward-looking statements are not historical facts but are the intent, belief, or current expectations of management based on their knowledge of the business and industry. Words such as “may,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control, are difficult to predict, and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Such factors include those described in the Risk Factors section of the Fund’s filing with the Securities and Exchange Commission. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future event or otherwise.

5050 Quorum
Dallas, TX

Occupancy improved to 87 percent for the second quarter of 2008, as compared to 84 percent in the first quarter of 2008. We have several active proposals totaling 11,000 square feet that are in advanced stages of negotiations. We believe this asset is primed for sale with a more stable credit market.

4245 North Central Expressway
Dallas, TX (SOLD)

The Fund sold 4245 North Central Expressway to Behringer Harvard Holdings, LLC (BHH) on September 30, 2008 for approximately $12 million, which resulted in an approximately 1 percent cash-on-cash return on the investment to the Fund. Upon conclusion of the Fund’s sale, BHH sold the asset for a loss to a third party. The loss in this transaction was absorbed by BHH.

FIRST-CLASS MAIL US POSTAGE PAID ADDISON, TX PERMIT No. 36
15601 Dallas Parkway, Suite 600 Addison, TX 75001 Date Published 10/08 • IN •401711 © 2008 Behringer Harvard

2008
SECOND QUARTER REPORT SUMMARY

Q2

behringerharvard.com